As filed with the Securities and Exchange Commission on May 13, 2011
Registration File No. 333-170257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

OPHTHALMIC IMAGING SYSTEMS
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-3035367 (I.R.S. Employer Identification No.)

221 Lathrop Way, Suite I Sacramento, CA (Address of Principal Executive Offices)	95815 (Zip Code)

2010 STOCK OPTION PLAN
2009 STOCK OPTION PLAN
2005 STOCK OPTION PLAN
2003 STOCK OPTION PLAN
2000 STOCK OPTION PLAN

(Full title of the plan)

Ariel Shenhar, Chief Financial Officer
(Name and address of agent for service)

(916) 646-2020
(Telephone number, including area code, of agent for service)

with a copy to:

Henry I. Rothman, Esq.
Troutman Sanders, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York  10174
(212) 704-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

      Pursuant to Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also serves as Post-Effective Amendment No. 1 to Ophthalmic Imaging Systems’ (the “Company”) Registration Statement on Form S-8, File No. 333-165872, relating to 733,649 shares underlying options already granted under the Company’s 2009 Stock Option Plan and 16,351 shares underlying options to be granted under the Company’s 2009 Stock Option Plan; Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-8, File No. 333-64368, relating to 750,000 shares underlying options already granted under the Company’s 2005 Stock Option Plan, 747,167 shares underlying options already granted under the Company’s 2003 Stock Option Plan and 2,833 shares underlying options to be granted under the 2003 Stock Option Plan; and Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-8, File No. 333-83636, relating to 1,500,000 shares underlying options already granted under the Company’s 2000 Stock Option Plan.

      This Post-Effective Amendment No. 1 to Form S-8 is being filed solely for the purpose of updating the reoffer prospectus that forms a part of this Post-Effective Amendment and which may be used for the offer and sale of securities registered hereunder by officers and directors of the Company who may be deemed to be “affiliates” of the Company, as that term is defined in Rule 405 under the Securities Act, and acquired pursuant to the Company’s 2010 Stock Option Plan, 2009 Stock Option Plan, 2005 Stock Option Plan, 2003 Stock Option Plan and 2000 Stock Option Plan.  The reoffer prospectus contained herein has been prepared in accordance with the requirements of General Instruction C of Form S-8 and Part I of Form S-3.  The inclusion of any individual in the selling shareholder table of the reoffer prospectus should not be deemed a determination or an admission by us that such individual is in fact an affiliate of us.

Reoffer Prospectus

OPHTHALMIC IMAGING SYSTEMS

3,032,926 Shares of Common Stock

________________

       This prospectus relates to the reoffer and resale by certain selling shareholders of shares of our common stock, no par value, that have been or may be issued by us to the selling shareholders upon the exercise of stock options granted under the Ophthalmic Imaging Systems 2010 Stock Option Plan (the "2010 Plan"), 2009 Stock Option Plan (the "2009 Plan"), 2005 Stock Option Plan (the "2005 Plan"), 2003 Stock Option Plan (the "2003 Plan"), and 2000 Stock Option Plan (the “2000 Plan” and together with the 2010 Plan, 2009 Plan, 2005 Plan and the 2003 Plan, the "Plans").

        We will not receive any of the proceeds from sales of the shares by any of the selling shareholders. The shares may be offered from time to time by any or all of the selling shareholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions at such prices they may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price.  See “Plan of Distribution” beginning on page 19.  All costs, expenses and fees in connection with the registration of the shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling shareholders (or their donees and pledgees).

         Our common stock is traded on the OTC Bulletin Board under the symbol “OISI.OB.” On May 10, 2011, the last reported bid price of our common stock was $.80 per share.

        Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 to read about certain risks you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 221 Lathrop Way, Suite I, Sacramento, California 95815. Our telephone number is (916) 646-2020.

The date of this prospectus is May 13, 2011

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are prohibited from making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

-i-

Risk Factors

      An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Current economic conditions may adversely affect our industry, business, financial position and results of operations and could cause the market value of our common stock to decline.

The global economy is currently undergoing a period of unprecedented volatility and the future economic environment may continue to be less favorable than that of recent years. It is uncertain how long the economic downturn that the U.S. economy has entered will last. The economic downturn has resulted in, and could lead to, further reduced spending specifically related to physicians’ equipment and software. Our products require a large initial outlay of funds, which physicians in the current economic climate are hesitant to do. Also, the credit markets are currently experiencing unprecedented contraction. If current pressures on credit continue or worsen, future debt financing may not be available to us when required or may not be available on acceptable terms, and as a result we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or satisfy our obligations under our indebtedness.

If we are unable to obtain additional capital, we may be required to eliminate certain operations.

Our operations require substantial funds for, among other things, continuing research and development and manufacturing and marketing of our existing products. We may need to seek additional capital, possibly through public or private sales of our securities in order to fund our operations. However, we may not be able to obtain additional funding in sufficient amounts or on acceptable terms when needed. Insufficient funds may require us to delay, scale back or eliminate certain or all of our research and development programs or license from third parties products or technologies that we would otherwise seek to develop ourselves. Any of these may adversely affect our continued operations.

If we fail to develop and successfully introduce new and enhanced products that address rapid technological changes in our markets and meet the needs of our customers, our business may be harmed.

Our industry is characterized by extensive research and development, rapid technological change, frequent innovations and new product introductions, changes in customer requirements and evolving industry standards. Demand for our products could be significantly diminished by new technologies or products that replace them or render them obsolete, which would have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to anticipate our customers’ needs and develop products that address those needs. This will require us to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. We have incurred substantial research and development expenditures in the past and plan to continue to do so in the future. Over the last three fiscal years, our research and development expenses have been in the range of 18% to 21% of our net revenues. Although we have spent considerable resources on research and development, we may still be unable to introduce new products or, if we do introduce a new product, such product or products may not achieve sufficient market acceptance. Failure to successfully identify new product opportunities and develop and bring new products to market in a timely and cost effective manner may lead to a reduction in sales and adversely affect our business.

The markets in which we sell our products are intensely competitive and increased competition could cause reduced sales levels, reduced gross margins or loss of market share.

Competition for products that diagnose and evaluate eye disease is intense and is expected to increase. Although we continue to work on developing new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than us. Any business combinations or mergers among our competitors, forming larger competitors with greater resources, or the acquisition of a competitor by a major medical or technology corporation seeking to enter this business, could result in increased competition. Introduction of new devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations.

We may experience a decline in the selling prices of our products as competition increases, which could adversely affect our operating results.

As competing products become more widely available, the average selling price of our products may decrease. Trends toward managed care, health care, cost containment and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on the delivery of more cost-effective medical therapies which could adversely affect prices of our products. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes, our net sales will decline. To compete we must continue to reduce the cost of our products. Further, as average selling prices of our current products decline, we must develop and introduce new products and product enhancements with higher margins. If we cannot maintain our net sales and gross margins, our operating results could be seriously harmed, particularly if the average selling prices of our products decreases significantly.

Our products are subject to U.S. and international medical regulations and controls, which impose substantial financial costs on us and which can prevent or delay the introduction of new products.

Our ability to sell our products is subject to various federal, state and international rules and regulations. In the United States, we are subject to inspection and market surveillance by the FDA, to determine compliance with regulatory requirements. The regulatory process is costly, lengthy and uncertain. Any delays in obtaining or failure to obtain regulatory approval of any of our products could cause a loss of sales or incurrence of additional expenses, which could adversely affect our business.

Our international sales are a growing portion of our business; accordingly, we may increasingly become subject to the risks of doing business in foreign countries.

Our international business exposes us to certain unique and potentially greater risks than our domestic business and our exposure to such risks may increase if our international business continues to grow, as we anticipate. Our international business is sensitive to changes in the priorities and budgets of international customers, which may be driven by changes in worldwide economic conditions and regional and local economic factors.

Our international sales are also subject to local government laws and regulations and practices which may differ from U.S. Government regulation, including regulations relating to import-export control, investments, exchange controls and varying currency and economic risks.  We are also exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international consultants and partners in connection with international operations. As a result of these factors, we could incur losses on such operations which could negatively impact our results of operations and financial condition.

We depend on skilled personnel to effectively operate our business in a rapidly changing market, and if we are unable to retain existing or hire additional personnel, our ability to develop and sell our products could be harmed.

Our success depends to a significant extent upon the continued service of our key senior management, sales and technical personnel, any of whom could be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. We cannot assure that we will continue to be successful in hiring and retaining properly trained personnel. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

We may not be able to protect our proprietary technology, which could adversely affect our competitive advantage.

We rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure and confidentiality agreements and other restrictions on disclosure to protect our intellectual property rights. We cannot assure that our patent applications will be approved, any patents that may be issued will protect our intellectual property, any issued patents will not be challenged by third parties or any patents held by us will not be found by a judicial authority to be invalid or unenforceable. Other parties may independently develop similar or competing technology or design around any patents that may be issued to or held by us. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Moreover, if we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

The long sales cycles for our products may cause us to incur significant expenses without offsetting revenues.

Customers typically expend significant effort in evaluating, testing and qualifying our products before making a decision to purchase them, resulting in a lengthy initial sales cycle. While our customers are evaluating our products we may incur substantial sales, marketing and research and development expenses to customize our products to the customer’s needs. We may also expend significant management efforts, increase manufacturing capacity and order long-lead-time components or materials. Even after this evaluation process, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

If we fail to accurately forecast components and material requirements for our products, we could incur additional costs and significant delays in shipments, which could result in the loss of customers.

We must accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors including the specific supplier requirements, the size of the order, contract terms and current market demand for components. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs, impair our available liquidity and could have a material adverse effect on our business, operating results and financial condition. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers. Any of these occurrences would negatively impact our net sales, business and operating results and could have a material adverse effect on our business, operating results and financial condition.

Our dependence on sole source suppliers exposes us to possible supply interruptions that could delay or prevent the manufacture of our systems.

Certain of the components used in our products are purchased from single sources. While we believe that most of these components are available from alternate sources, an interruption of these or other supplies could have a material adverse effect on our ability to manufacture some of our systems.

Some of our medical customers’ willingness to purchase our products depends on their ability to obtain reimbursement for medical procedures using our products and our revenues could suffer from changes in third-party coverage and reimbursement policies.

Our medical segment customers include doctors, clinics, hospitals and other health care providers whose willingness and ability to purchase our products depends in part upon their ability to obtain reimbursement for medical procedures using our products from third-party payers, including private insurance companies, and in the U.S. from health maintenance organizations, and federal, state and local government programs, including Medicare and Medicaid. Third-party payers are increasingly scrutinizing health care costs submitted for reimbursement and may deny coverage and reimbursement for the medical procedures made possible by our products. Failure by our customers to obtain adequate reimbursement from third-party payers for medical procedures that use our products or changes in third-party coverage and reimbursement policies could have a material adverse effect on our sales, results of operations and financial condition.

We have limited product liability insurance and if we are held liable in a products liability lawsuit for amounts in excess of our insurance coverage, we could be rendered insolvent.

There can be no assurance that we will not be named as a defendant in any litigation arising from the use of our products. Although we have our own product liability insurance policy with a limit of $4 million, should such litigation ensue and we are held liable for amounts in excess of such insurance coverage, we could be rendered insolvent. In addition, there can be no assurance that product liability insurance will continue to be available to us or that the premiums therefore will not become prohibitively expensive.

If our facilities were to experience a catastrophic loss, our operations would be seriously harmed.

Our facilities could be subject to a catastrophic loss such as fire, flood or earthquake. A substantial portion of our manufacturing activities and many other critical business operations are located near major earthquake faults in California, an area with a history of seismic events. Our corporate headquarters is also in a possible flood zone. Any such losses at our facilities could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility. Any such loss could have a material adverse effect on our sales, results of operations and financial condition.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations.

As of December 31, 2010, we had debt outstanding of $2,838,819 consisting of $1,114,144 in outstanding loans from institutional investors, $1,500,000 in bank notes, $113,314 Abraxas loan, and $111,361 of notes for capital leases and auto loans. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient to pay interest and principal on our debt in the future. If that should occur, our capital raising or debt restructuring measures may be unsuccessful or inadequate to meet our scheduled debt service obligations, which could cause us to default on our obligations and further impair our liquidity.

If we fail to maintain an effective system of our internal control over financial reporting, we may not be able to report our financial results accurately or timely, which could have a material adverse effect on our business.

As part of the restatement process relating to the filing of our Annual Report for the fiscal year ended December 31, 2010, we have conducted an assessment of our internal control over financial reporting, identified a material weakness in our internal control over financial reporting related to our derivative liability financial instrument policies and concluded that our internal control over financial reporting was not effective as of December 31, 2010. As a result, we have specifically implemented remedial work to obtain reasonable assurance regarding our  internal controls over financial reporting related to our derivative liability financial instrument policies. See “Controls and Procedures” in Item 9A in this Annual Report. There can be no assurance that our remedial actions will ensure that, in the future, we will not have material weaknesses in internal control over financial reporting relating to our derivative liability financial instrument policies or in other internal control over financial reporting or disclosure controls and procedure issues.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that it will detect or uncover failures to disclose material information otherwise required to be contained in a periodic report or to detect errors or fraud in a timely matter.  Furthermore, controls and procedures we implement may become inadequate because of changes in conditions and that the degree of compliance with the controls and procedures may deteriorate. If we fail to maintain an effective control system, we may be unable to produce reliable financial reports or prevent fraud. This failure could result in future restatements or delays in filing, or the need to amend filed, periodic reports with the SEC and information we provide our lenders, investors and others, which could result in us incurring additional costs and affect our ability to maintain our existing financing, obtain other financing, or, when needed, raise capital.

Risks Related to this Offering

We may experience volatility in our stock price, which could negatively affect your investment, and you may not be able to resell your shares at or above the offering price.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including: quarterly variations in operating results; changes in financial estimates by securities analysts; changes in market valuations of other similar companies; announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures; additions or departures of key personnel; any deviations in net sales or in losses from levels expected by securities analysts; and future sales of common stock.

In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our financial performance.

Because our securities trade on the OTC Bulletin Board, your ability to sell your shares in the secondary market may be limited.

The shares of our common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol “OISI” since May 28, 1998. As a result, it may be more difficult for an investor to dispose of OIS’ securities or to obtain accurate quotations on their market value. Furthermore, the prices for OIS’ securities may be lower than might otherwise be obtained.

Moreover, because our securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000, excluding the value of the individual’s primary residence, or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person’s written consent to the transaction prior to sale. Consequently, these rules may adversely affect the ability of purchasers to sell our securities and otherwise affect the trading market in OIS’ securities.

Because our shares are deemed “penny stocks,” you may have difficulty selling them in the secondary trading market.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange that makes certain reports available, the equity security may also constitute a “penny stock.” As OIS’ common stock falls within the definition of penny stock, these regulations require the delivery by the broker-dealer, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock. The ability of broker-dealers to sell our  common stock and the ability of shareholders to sell OIS’ common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

We have additional securities available for issuance, including preferred stock, which if issued could adversely affect the rights of the holders of our common stock.

Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. The common stock and the preferred stock can generally be issued as determined by our board of directors without shareholder approval.

Any issuance of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. Accordingly, shareholders will be dependent upon the judgment of our management in connection with the future issuance and sale of shares of our common stock and preferred stock, in the event that buyers can be found therefor. Any future issuances of common stock or preferred stock would further dilute the percentage ownership of OIS held by the public shareholders. Furthermore, the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of us through acquisition of shares of common stock.

Incorporation of Certain Documents by Reference

The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this prospectus as of their respective dates:

●	our annual report on Form 10-K (File No. 001-11140) for the fiscal year ended December 31, 2010 filed with the Commission on April 15, 2011;

●	our quarterly report on Form 10-Q (File No. 001-11140) for the quarterly period ending March 31, 2011 filed with the Commission on May 13, 2011;

●	our current reports on Form 8-K (File No. 001-11140) filed with the Commission on February 16, 2011, March 9, 2011, March 23, 2011 and April 15, 2011; May 13, 2011 and

●
the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on May 13, 1992, including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to Ariel Shenhar, Ophthalmic Imaging Systems, 221 Lathrop Way, Suite I, Sacramento, California 95815.  Our telephone number is (916) 646-2020.

Forward-Looking Statements

       We make forward-looking statements in this registration statement, in other materials we file with the Securities and Exchange Commission (the “SEC”) or otherwise release to the public, and on our website. In addition, our senior management might make forward-looking statements orally to analysts, investors, the media and others. Statements concerning our future operations, prospects, strategies, financial condition, future economic performance (including growth and earnings) and demand for our products and services, and other statements of our plans, beliefs, or expectations, regarding our future plans, strategies and expectations are forward-looking statements. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,”

“would” and similar expressions.  You are cautioned not to place undue reliance on these forward-looking statements because these forward-looking statements are not guarantees of future performance and are subject to various assumptions, risks, and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. Thus, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: economic conditions generally and the medical instruments market specifically, legislative or regulatory changes that affect our business, including changes in healthcare regulation, the availability of working capital, the introduction of competing products, and other risk factors described herein. These risks and uncertainties, together with the other risks described from time -to -time in reports and documents that we filed with the SEC should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Indeed, it is likely that some of our assumptions will prove to be incorrect. Our actual results and financial position will vary from those projected or implied in the forward-looking statements and the variances may be material. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Our Company

           (a)           Business Development

Ophthalmic Imaging Systems (the “Company,” “OIS,” “we,” “us” or “our”) was incorporated under the laws of the State of California on July 14, 1986. We are headquartered in Sacramento, California and are engaged in the business of designing, developing, manufacturing and marketing digital imaging systems, image enhancement and analysis software and informatics solutions for use by practitioners in the ocular health field. Our products are used for a variety of standard diagnostic test procedures performed in most eye care practices.

Since our inception, we have developed products that have addressed primarily the needs of the ophthalmic angiography markets, both fluorescein and indocyanine green. The current flagship products in our angiography line are our WinStation digital imaging systems. These WinStation products are targeted primarily at retinal specialists and general ophthalmologists in the diagnosis and treatment of retinal diseases and other ocular pathologies.

We believe, however, that as the U.S. healthcare system moves toward managed care, the needs of managed care providers are changing the nature of demand for medical imaging equipment and services. New opportunities in telemedicine (e.g., the electronic delivery and provision of health care and consultative services to patients through integrated health information systems and telecommunications technologies), combined with lower cost imaging devices and systems, are emerging to allow physicians and managed care organizations to deliver a high quality of patient care while reducing costs. We are applying our technology in the ophthalmic imaging field to the development of new ocular imaging devices and exploring telemedicine/managed care applications targeted at the mass markets of general ophthalmology and optometry.

Our objective is to become a leading provider of a diverse range of complimentary ophthalmic products and services for the ocular health care industry. We are currently focusing our development efforts on related products for the ocular healthcare market, as well as features and enhancements to our existing products.

We entered into the Ophthalmic Picture Archiving and Communications Systems (“PACS”) software market during 2004, enabling medical staff to access new and archived images remotely, improving the environment in which to diagnose patients. The ability to instantaneously share information between locations allows specialists to manage more patients’ in separate locations quickly and efficiently. The Ophthalmic PACS system can be completely integrated with our customers existing infrastructure, including image acquisition, image analysis, short- and long-term storage, archiving, disaster recovery, viewing, and monitoring.

We have also entered into the Electronic Medical Records (“EMR”) and the Enterprise Practice Management (“EPM”) markets. To that end, we signed an agreement on June 30, 2003 with NextGen Healthcare Information Systems, Inc., a subsidiary of Quality Systems Inc. (Nasdaq:QSII), a leading provider of such software platforms to the practitioners market and sale of their products to the ophthalmic market.

This strategic business alliance diversifies our product portfolio, enabling us to offer a wider variety of products and comprehensive solutions to our customer base of ophthalmology departments and practices. The NextGen® EMR system creates and maintains complete medical records with minimal effort while it streamlines workflow, controls utilization, and manages critical data related to patient care outcomes. The NextGen® EPM system is a complete physician management system that provides a common registration system, enterprise-wide appointment scheduling, referral tracking, clinical support, a custom report writer, and patient financial management based on a managed care model.

            (b)           Business of Issuer

Products

OIS Products

WinStationTM Systems

Our WinStation systems and products, categorized by resolution, are primarily used by retina specialists and general ophthalmologists to capture color images of the retina and to perform a diagnostic procedure known as fluorescein angiography. This procedure is used to diagnose and monitor pathology and provide important information in making treatment decisions. Fluorescein angiography is performed by injecting a fluorescent dye into the bloodstream. As the dye circulates through the blood vessels of the eye, the WinStation system, connected to a medical image capture device called a fundus camera, takes detailed images of the patient’s retina. These digital images provide a “road map” for treatment.

Over the past 40 years, fluorescein angiography has been performed using photographic film, which requires special processing and printing. Currently fundus cameras offer an option for integration with a digital imaging system. Our digital WinStation systems allow for immediate diagnosis and treatment of the patient. Images are automatically transferred to a database and permanently stored and archived. We also offer a variety of networking and printer options.

Our WinStation systems are also used by ophthalmologists to perform indocyanine green (“ICG”) angiography. ICG angiography is a diagnostic test procedure used for patients with Age-related Macular Degeneration, a leading cause of blindness afflicting over 8 million people in the United States. ICG angiography, used for approximately 5% of patient angiography, is a dye procedure that can only be performed using a digital imaging system such as our WinStation Systems.

WinStation Slit Lamp

Slit Lamps are used by a majority of eye care practitioners, including most ophthalmologists and optometrists, for examination primarily of the front of the eye. WinStation Slit Lamp adapts to most slit lamp models and captures 5 megapixel still images; as well as high resolution videos. The WinStation Slit Lamp is powered by the same database management and archiving that powers the OIS Symphony image management solution.

OIS EyeScan

The OIS EyeScan is a portable imaging device that enables practices to capture images of both the anterior and posterior segment of the eye.  The OIS EyeScan captures live video and 5.3 megapixel images from the following imaging modules: Color Mydriatic Retina, Color non Mydriatic retina,  Fluorescein Angiography, Optic Nerve Head Stereo Imaging, Red Reflex Imaging Module, Corneal Fluorescence, Tear Film imaging.

Symphony and Symphony Web

Symphony and Symphony Web are our Ophthalmic PACS products. The OIS Symphony Image Management System automatically imports images and diagnostic reports from the diagnostic devices within the practice into a single system.  OIS Symphony System allows patient images and diagnostic reports captured from different devices to be viewed side-by-side on one screen with reviewing tools that are proprietary to OIS.

OIS Symphony Web enables OIS to deliver all of the OIS Symphony functionality in a full function web-based client.

OIS EMR and OIS PM

With OIS’ ophthalmic EMR solution, practices can make the transition to a paperless office using software that manages all aspects of the practice.  OIS EMR and OIS PM were created using a single software platform and database. OIS EMR/PM solution enables users to move back and forth between various applications with a single click and for information to be natively present in each application, eliminating duplicate entry or lost data.

Abraxas Products

Abraxas’ proprietary software uses the latest technology to automate the workflow of a medical practice consisting of clinical, financial and administrative tasks, all using a single database. Abraxas’ software modules include:

Abraxas EMR

EMR can be populated with Clinical Pathways that are specific to a particular medical specialty. Following these Clinical Pathways, documenting a patient encounter can be as easy as "point and click" on a wireless touch-tablet computer. Alternatively, voice recognition, handwriting, handwriting recognition or typing can be used for charting. Clinicians can have access to the patient's prior chart notes, test results, clinical information, medical images and other information. They can write electronic prescriptions or electronically enter orders for radiology, lab work and other procedures. Certain lab results will come back to the system electronically and populate patients’ data. This eliminates the hassle of finding, pulling, carrying, filing and often times losing traditional paper charts.

Abraxas PM

Various codes for differing types of office visits are recommended based on the documentation and charges generated at the time of charting, therefore, data entry for billing purposes can be eliminated. PM allows for preprocessing of claims and editing for American National Standards Institute (ANSI) compliance prior to submission to minimize payer rejections. This results in quicker turnover of accounts receivable and, thus, a more efficient collections process which, in turn, may improve cash flow. Staff members can review detailed management and financial reports and access on-screen accounts receivable reports with filtering based on a wide range of criteria. These filters allow for identification of problem accounts.

Abraxas Scheduling

Patient and resource scheduling is also available and built around the needs of busy practices. This software allows users to view on-screen the schedules of one or multiple physicians at any time, reserve time frames for specific appointment reasons and color code them for on-screen identification, and keep track of patients’ scheduling history.

Markets

Having reviewed various third party sources, including reports by the National Physician’s Census Academy of Ophthalmology and data provided by the American Osteopathic Association, we believe there are approximately 18,000 ophthalmologists in the United States and approximately 28,000 ophthalmologists practicing medicine in our target countries outside the United States. This group has been traditionally divided into two major groups: anterior segment (front of the eye) and posterior segment (back of the eye). Within these groups there are several sub-specialties including medical retina, retina and vitreous, glaucoma, neurology, plastics, pediatric, cataract, cornea and refractive surgery. There are also approximately 35,000 practicing optometrists in the United States.

WinStation and Symphony

The WinStation market consists of current fundus camera owners and potential purchasers of fundus cameras suitable for interfacing with our digital imaging system products. We believe there are now over 9,000 fundus cameras in clinical use in the United States and an additional 12,000 in the international market. It is estimated that new fundus camera sales fluctuate between approximately 800 and 1,200 units per year, worldwide, at an average per unit selling price of approximately $24,000 for a non-integrated unit. Of total cameras worldwide, including new and previously owned, a significant number are suitable to be interfaced with our digital imaging systems.

Currently, we know of 5 manufacturers of fundus cameras. These manufacturers produce a total of 24 models, 8 current and 16 legacy models for each of which we have designed optical and electronic interfaces.

The Symphony and Symphony Web products are marketed to the same target market as WinStation customers.

OIS EyeScan

The OIS EyeScan system is targeted primarily at eye care professionals that want to capture images digitally on anterior (front) and posterior (back) of the eye. As described above, we believe that there are approximately 18,000 eye care specialist in the United States and approximately 28,000 eye care specialist practicing medicine in our target countries outside the United States. In addition, there are also approximately 35,000 practicing optometrists in the United States. We currently know of 3 manufacturers of imaging systems which are similar to the EyeScan.

EMR and PM Software

The primary target market for OIS EMR and PM software is ophthalmologists with various specialties, as described above, numbering approximately 18,000 in the United States.

In order to increase our research and development and marketing effectiveness, Abraxas focuses primarily on the following types of office based physicians: obstetrics and gynecology, and orthopedic. Having reviewed various third-party sources, including reports by the National Physician's Census, we believe there are approximately 35,000 office-based obstetrics and gynecology physicians, and approximately 19,000 office-based orthopedic physicians in the United States. Abraxas' secondary market is primary care of which there are approximately 235,000 office-based primary care physicians in the United States as reported by the National Physician's Census.

EMR software is used to automate the clinical workflow of medical offices. PM software is used to automate the financial and administrative tasks of medical offices. Medical practices in the United States began automating their practice management decades ago. By the late 1990’s, PM software had become widely accepted. The market for EMR, on the other hand, has started to increase as a result of various financial incentives and governmental forces.

Currently, the EMR industry has no dominant leader. It includes both large and small publicly traded companies, as well as large and small privately held companies.

Sales, Marketing and Distribution

We utilize a direct and indirect sales force to distribute our products throughout the United States, Europe, and various other countries. As of December 31, 2010, our U.S. sales and marketing organization consisted of two distribution channels. The first is a software channel that reports to the Director of Sales Software and is comprised of Sales Managers, Technical Support Specialists and Product Specialists, among others, who are located throughout the United States.  These employees provide marketing, sales, maintenance, installation and training services.  The second channel reports to the National Sales Director, Diagnostic and is dedicated to Diagnostic sales and consists of various Sales Managers, among others.  Each of the two channels is supported by inside sales representatives that are outsourced from well-known providers of sales outsourcing, whose function it is to drive broader penetration into both markets.   In Europe we have several sales representatives and product specialists.  These employees provide marketing, sales, maintenance, installation and training services.

Below is the volume discount table that was available to our distributors for 2010.

Annual amounts purchased	Discount
$ 0 - $ 199,999	0%
$ 200,000 - $ 299,999	10%
$ 300,000 - $ 399,999	20%
$ 400,000 - $ 499,999	30%
$ 500,000 and above	40%

CCS Pawlowski GmbH

CCS Pawlowski GmbH, a German corporation (“CCS”), was a subsidiary of MediVision which owned 63% of CCS’ ownership interests.  We acquired this ownership interest in the MediVision Asset Purchase.  (For additional details, see Item 8.  Financial Statements and Supplementary Data, Note. 6. Related Party Transactions,, MediVision Asset Purchase.)

During the years ending December 31, 2010 and 2009, CCS was the exclusive distributor of certain of our products in Germany and Austria. Products were sold to CCS at a volume driven discount which was uniformly applicable to all of our distributors, including CCS. Below is the volume discount table that was available to our distributors for 2010. CCS will continue to be our exclusive distributor of certain products in Germany and Austria.

Annual amounts purchased	Discount
$ 0 - $ 199,999	0%
$ 200,000 - $ 299,999	10%
$ 300,000 - $ 399,999	20%
$ 400,000 - $ 499,999	30%
$ 500,000 and above	40%

Abraxas Sales and Marketing

Abraxas utilizes a direct sales force in marketing and selling its products throughout the United States. At December 31, 2010, Abraxas’ sales and marketing organization consisted of one sales manager, four territory sales representatives, two marketing personnel, and sixteen product specialists. These personnel provide marketing, sales, maintenance, installation and training services.

OIS Europe Sales and Marketing

OIS Europe utilizes a direct sales force in marketing and selling its products throughout Europe. At December 31, 2010, OIS Europe’s sales and marketing organization consisted of one sales representative and one product specialist. These personnel provide marketing sales, maintenance, installation and training services. In addition to our direct sales force in Europe, we have distribution agreements with distributors throughout Europe to sell and market our products.

CCS Sales and Marketing

CCS utilizes a direct sales force in marketing and selling its products throughout Europe. At December 31, 2010, CCS’ sales and marketing organization consists of 2 sales representative and 2 product specialists. These personnel provide marketing, sales, maintenance, installation and training services.

         Manufacturing and Production

Excluding our EyeScan product, we are primarily a systems integrator with proprietary software, optical interfaces and electronic fundus camera interfaces. The manufacturing of certain components are subcontracted to outside vendors and assembled by OIS. We use outside vendors to minimize production time and reduce capital requirements. We store and assemble the manufactured components in our 13,552 square foot facility located in Sacramento, California.

We have been audited by the Food and Drug Administration (the “FDA”) as recently as May 2007 and there were no findings made. We also have Form 510(k)‘s, a pre-marketing notification filed with the FDA which provides certain safety and effectiveness information, on file for our digital angiography products.

On May 18, 2010 we received ISO-13485 accreditation from the International Organization for Standards (ISO) for the management system of medical device companies.  ISO-13485 facilitates a framework that aligns with the requirements of regulatory agencies in the health care industry while maintaining a focus on customer satisfaction. This standard provides an international umbrella under which companies from different countries can comply. ISO-13485 accreditation allows us to sell our products in various countries internationally.

On December 28, 2010, OIS EMR VERSION 4.1.7 was 2011/2012 compliant and certified as a Complete EHR by the Certification Commission for Health Information Technology (CCHIT®), an Office of the National Coordinator for Health Information Technology -Authorized Testing and Certification Body, in accordance with the applicable eligible provider certification criteria adopted by the Secretary of Health and Human Services. The 2011/2012 criteria support the Stage 1 meaningful use measures required to qualify eligible providers and hospitals for funding under the American Recovery and Reinvestment Act of 2009.

Abraxas’ Operations

Abraxas is a software developer that operates in its 6,232 square foot facility located in Irvine, California.

On December 17, 2010 Abraxas EMR VERSION 4.1.7 was 2011/2012 compliant and certified as a Complete EHR by the Certification Commission for Health Information Technology (CCHIT®), an Office of the National Coordinator for Health Information Technology -Authorized Testing and Certification Body, in accordance with the applicable eligible provider certification criteria adopted by the Secretary of Health and Human Services. The 2011/2012 criteria support the Stage 1 meaningful use measures required to qualify eligible providers and hospitals for funding under the American Recovery and Reinvestment Act of 2009.

OIS Components, Raw Materials and Suppliers

As a systems integrator, a significant number of the major hardware components in our products are procured from sole source vendors. Whenever possible, however, we seek multiple vendors from which to procure our components. Moreover, we work closely with our principal component suppliers, such as Dell Computer, MegaVision, Canon and our other vendors to maintain dependable working relationships and to continually integrate into the manufacturing of our products, whenever feasible, the most current, proven, pertinent technologies. But, as with any manufacturing company dependent on subcontractors and component suppliers, significant delays in receiving products or unexpected vendor price increases could adversely affect our business.

OIS Warranties

We generally provide a 12-month limited warranty for parts, labor and shipping charges in connection with the sale of our hardware products. Peripheral products such as monitors, printers and computers also carry the original manufacturer’s warranty.

In the North American market, in order to ensure quality control and the proper functioning of our products on-site at a doctor’s office, we generally install the system and train the doctor and the doctor’s staff for a fee. Customers are not required to purchase such services in connection with the purchase of our products. We also offer service plans for sale to our customers as a supplement to the original manufacturer’s warranties.

OIS Competition

The healthcare industry is characterized by extensive research and development efforts and rapid technological change. Competition for products that can diagnose and evaluate eye disease is intense and expected to increase.

With respect to our WinStation products, we are aware of two primary competitors in the United States, which produce and deliver digital fundus imaging systems in volume, Topcon and Zeiss. In addition, there are a few other small competitors. Both Topcon and Zeiss, however, manufacture fundus cameras and produce angiography products that interface mostly with their own fundus cameras. In contrast, our products interface with different models of fundus cameras from a wide variety of manufacturers. Three other companies are known to have systems primarily in the international market, and the U.S. market to a limited extent, each with a small market share.

We are aware of five primary competitors for the WS Slit Lamp,  namely Veatch, MVC, Kowa, Helioasis and Lombart. Additionally, there are several other companies, which manufacture similar systems, but these systems currently have minimal market presence.

We are aware of three primary competitors for the EyeScan imaging capturing system, namely Zeiss, Topcon and Kowa.

We are aware of two primary competitors for the Ophthalmic PACS that develop similar solutions.

We do not consider many of the companies currently offering some type of EMR or PM products as competitors, as they sell to hospitals and to certain medical specialties that are not in our current target market. We are aware of a few competitors for its EMR and PM products in ophthalmology. The main competitor is NextGen, which provides solutions for the multi-specialty medical market, and smaller competitors such as HCIT, Eye Doc and Compulink, which provide EMR and or PM solutions predominantly to the ocular healthcare market.

Although we continue to work to develop new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Introduction of such devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than us.

Abraxas Competition

Abraxas does not consider many of the companies currently offering some type of EMR or PM products as competitors, as they sell to hospitals, large clinics, surgery centers and other facilities, and to certain medical specialties that are not in Abraxas’ current target market. Abraxas is aware of a few competitors for its EMR and PM products, primarily Allscripts/Misys Healthcare Systems, Sage Software, and NextGen, which provide solutions for the multi-specialty medical market. Others, mainly Digi-Chart and Greenway provide the EMR and PM solutions predominantly to the obstetrics and gynecology market, while other companies specialize in the orthopedic market or the primary care market.

The acquisition of EMR, PM and Scheduling has allowed us to broaden our product offerings to the primary care, obstetrics and gynecology, and orthopedic. However there is no guarantee that our sales efforts will be successful. Additional research and development efforts, long sales cycles, new sales training requirements and potential resistance to the initial high cost of the EMR, PM or Scheduling software may hinder our success in selling these products.

OIS Europe Competition

We are aware of 3 primary competitors for market share in Europe, namely Zeiss, Topcon and Canon. Additionally, there are several other companies, which manufacture similar systems, but these systems currently have minimal market presence.

CCS Sales and Competition

We are aware of 5 primary competitors for market share in Germany, namely Zeiss, Topcon, Scholz, Canon, Imedos. Additionally, there are several other companies which manufacture similar systems but these systems currently have minimal market presence.

         OIS Research and Development

During 2010, OIS focused our recent research and development efforts on new digital image capture products. Our net research and development expenditures in the years ended December 31, 2010 and 2009 were approximately $2,771,200 and $1,956,000, respectively.

Prior to March 2009, MediVision performed our research and development services whereby MediVision billed us, on a monthly basis, at cost plus 12%. These research and development services included direct labor, consultants’ fees, travel expenses and the applicable portion of general and administrative expenses.  During the year ended December 31, 2009, we paid approximately $294,000 to MediVision for research and development services.

In March 2009, we hired all of MediVision’s research and development staff and moved them to our offices in the United States and Israel, thereby streamlining our research and development efforts. Prior to this, MediVision and other outsourced consultants conducted most of our research and development.

Abraxas Research and Development

Abraxas’ research and development team is located in Irvine, California. Abraxas continues to focus its research and development efforts on the adaptation of its software to the target market as described above. Our net research and development expenditures in the years ending December 31, 2010 and 2009 were approximately $1,529,900 and $1,073,000 respectively.

Patents, Trademarks and Other Intellectual Property

On June 15, 1993, we were issued United States Letters Patent No. 5,220,360 for "Apparatus and Method for Topographical Analysis of the Retina." This patent relates to the Glaucoma-Scope apparatus, and methods used by the apparatus for topographically mapping the retina and comparing the mapping to previous mappings.

We currently have patent applications outstanding with the U.S. Patent and Trademark Office and for the European patent authorities under PCT treaty for “A Device, Method and System for Automatic Montage of Segmented Retinal Images” and a “Method for Stabilizing a Sequence Angiographic Images” and for an “Integrated retinal imager and method.”

We have registered trademarks for “AutoMontage,” “OIS Symphony,” and “Ophthalmology Office.”

We have copyrights for “WinStation Version 5,” “WinStation Version 6” and “WinStation XP, Version 10.”

In 2007, we entered into a licensing agreement pursuant to which we were granted the right to commercialize background technology and a family of patents for an ocular imaging device, integrate it into our existing and/or future products and retain exclusive rights of use, marketing and sale thereof worldwide.

Further, although we believe that our products do not and will not infringe on patents or violate proprietary rights of others, it is possible that our existing rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur or be claimed to occur by third parties.

In the event that any of our products infringe patents, trademarks or proprietary rights of others, we may be required to modify the design of such products, change the names under which the products or services are provided or obtain licenses. There can be no assurance that we will be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to do any of the foregoing could have a material adverse effect on our business. There can be no assurance that our patents or trademarks, if granted, would be upheld if challenged or that competitors might not develop similar or superior processes or products outside the protection of any patents issued to us. In addition, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent or trademark infringement or proprietary rights violation action. Moreover, if our products infringe patents, trademarks or proprietary rights of others, we could, under certain circumstances, become liable for damages, which also could have a material adverse effect on our business.

We also rely on trade secrets, know-how, continuing technological innovation and other unpatented proprietary technology to maintain our competitive position. Certain of the proprietary software, optical interfaces and synchronization modules of our digital imaging systems are largely proprietary and constitute trade secrets, but the basic computer hardware and video components are purchased from third parties. No patent applications have been filed with respect thereto. If challenged, we anticipate aggressively defending our unpatented proprietary technology, although there is no assurance that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets and other proprietary technology.

We seek to protect our unpatented proprietary technology, in part, through proprietary confidentiality and nondisclosure agreements with employees, consultants and other parties. Our confidentiality agreements with our employees and consultants generally contain standard industry provisions requiring such individuals to assign to us, without additional consideration, any inventions conceived or reduced to practice by them while employed or retained by OIS, subject to customary exceptions. There can be no assurance, however, that proprietary information agreements with employees, consultants and others will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

Government Regulation

The marketing and sale of our products are subject to certain domestic and foreign governmental regulations and approvals. Pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act (“FDCA”), we are required to file, and have submitted, a pre-marketing notification with the FDA which provides certain safety and effectiveness information concerning our diagnostic imaging systems. The FDA has approved our pre-marketing notification submittals, thereby granting us permission to market our products, subject to the general controls and provisions of the FDCA. The classification of our products require, among other things, annual registration, listing of devices, good manufacturing practices, labeling and prohibition against misbranding and adulteration. Further, because we are engaged in international sales, our products must satisfy certain manufacturing requirements and may subject us to various filing and other regulatory requirements imposed by foreign governments as a condition to the sale of such products.

We have registered our manufacturing facility with both the FDA and certain California authorities as a medical device manufacturer and operate such facility under FDA and California requirements concerning Quality System Requirements (“QSR”). As a medical device manufacturer, we are required to continuously maintain our QSR compliance status and to demonstrate such compliance during periodic FDA and California inspections. If the facilities do not meet applicable QSR regulatory requirements, we may be required to implement changes necessary to comply with such regulations.

Although the FDA has made findings which permit us to sell our products in the marketplace, such findings do not constitute FDA approval of these devices and we cannot predict the effect that future legislation or regulatory developments may have on our operations. Additional regulations, reconsideration of approvals granted under current regulations, or a change in the manner in which existing statutes and regulations are interpreted or applied may have a material adverse impact on our business, financial condition and results of operations. Moreover, new products and services developed by us, if any, may also be subject to the same or other various federal and state regulations, in addition to those of the FDA.

An FDA inspection of our Sacramento, California facility was conducted in March 2011. There were 4 observations made during the inspection.  A corrective action plan will be implemented to correct those issues and no further action is expected by the FDA.

A California Department of Health inspection of our Sacramento, California facility was conducted in August 2009.  There were 3 violations found during the inspection.  A corrective action plan was implemented to correct those issues and no further action was taken by the Department of Health.

On May 18, 2010 we received ISO-13485 accreditation from the International Organization for Standards (ISO) for the management system of medical device companies.  ISO-13485 facilitates a framework that aligns with the requirements of regulatory agencies in the health care industry while maintaining a focus on customer satisfaction. This standard provides an international umbrella under which companies from different countries can comply. ISO-13485 accreditation allows us to sell our products in various countries internationally.

Under the American Recovery and Reinvestment Act of 2009, physicians who implement a certified EMR software program and become meaningful users between 2010 and 2012 will each be eligible for $44,000 in incentive payments and physicians who become meaningful users between 2012 and 2014 will be eligible for lower payments.  Physicians who have not become meaningful users by 2014 will not qualify for any payments. In addition, beginning in 2016, Medicare reimbursement will begin to decrease for clinics that do not meet the above criteria. We anticipate this legislation will have positive effects on our revenues as physicians adopt EMR software programs at higher rates than they do currently. We expect to see this positive trend begin in mid-2011 and beyond.

On December 17, 2010 and December 28, 2010 Abraxas and OIS EMR Version 4.1.7 were 2011/2012 compliant and certified as a Complete EHR by the Certification Commission for Health Information Technology (CCHIT®), an Office of the National Coordinator for Health Information Technology -Authorized Testing and Certification Body in accordance with the applicable eligible provider certification criteria adopted by the Secretary of Health and Human Services. The 2011/2012 criteria support the Stage 1 meaningful use measures required to qualify eligible providers and hospitals for funding under The American Recovery and Reinvestment Act of 2009.

Insurance

We maintain general commercial and property insurance coverage for our business operations, as well as directors and officers insurance and product liability insurance. During 2010, we did not receive any product liability claims and are unaware of any threatened or pending claims. To the extent that product liability claims are made against us in the future, such claims may have a material adverse impact on our business.

Employees

As of December 31, 2010, we have 123 employees, 3 of whom are part-time. 67 of whom are employed by OIS and 39 of whom are employed by Abraxas. We also engage the services of consultants from time to time to assist us on specific projects in the areas of research and development, software development, regulatory affairs and product services, as well as general corporate administration. Certain of these consultants periodically sub-contract engineers as independent consultants for specific projects.

We have no collective bargaining agreements covering any of our employees.  In addition, we have never experienced any material labor disruption and we are unaware of any current efforts or plans to organize our employees.

Use of Proceeds

The selling shareholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of the shares. We will receive proceeds from the exercise of the options, which results in the issuance of the shares registered under this registration statement. We will use such net proceeds, if any, for general corporate purposes and working capital. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling shareholders.

Dividend Policy

        We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Future dividend policy will be determined periodically by the Board of Directors based upon conditions then existing, including our earnings and financial condition, capital requirements and other relevant factors.

Selling Shareholders

This prospectus relates to shares of common stock that have been acquired by the selling shareholders pursuant to the 2010 Plan, 2009 Plan, 2005 Plan, 2003 Plan, and 2000 Plan.

Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire common stock under the Plans may be added to the selling shareholders list below by a prospectus supplement filed with the Commission. The number of shares to be sold by any selling shareholder under this prospectus also may be increased or decreased by a prospectus supplement. Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

The following table sets forth (i) the number of shares of our common stock beneficially owned by each selling shareholder at May 13, 2011, (ii) the number of shares of our common stock to be offered for resale by each selling shareholder (i.e. the number of shares underlying all stock options held by the selling shareholder, whether vested or unvested) and (iii) the number and percentage of shares of our common stock to be held by each selling shareholder after completion of the offering:

Unless otherwise specified, the address of each of the persons set forth below is c/o Ophthalmic Imaging Systems, 221 Lathrop Way, Suite I, Sacramento, California 95815.

Name of Selling Shareholder(1)	Shares of Common Stock Owned Prior to Offering(2)	Shares of Common Stock to be Sold		Shares of Common Stock Owned after Offering(2)
				Number	Percent

Gil Allon	1,184,641	1,184,641	(3)	--	--

Ariel Shenhar	1,088,285	1,088,285	(4)	--	--

Noam Allon	220,000	220,000	(5)	--	--

John Brown	300,000	300,000	(6)	--	--

Jonathan Philips	60,000	60,000	(7)	--	--

Merle Symes	30,000	30,000	(8)	--	--

Barak Azmon	30,000	30,000	(9)	--	--

Uri Geiger	30,000	30,000	(10)	--	--

Yigal Berman	30,000	30,000	(11)	--	--

Menachem Inbar	30,000	30,000	(12)	--	--

Uri Ram	30,000	30,000	(13)	--	--

_______________________________
*	Less than 1%.

(1)	All individuals named are current officers or directors of us.

(2)
Assumes (i) that all shares of common stock registered hereunder are sold, and (ii) total issued and outstanding shares of common stock of (A) 30,304,151, plus (B) for each selling shareholder, the number of shares of common stock registered hereunder.

(3)
Comprised of 480,168 shares of common stock under the 2000 Plan, 162,332 shares of common stock under the 2003 Plan, 300,000 shares of common stock under the 2005 Plan, and 242,141 under the 2009 Plan.

(4)
Comprised of 352,668 shares of common stock under the 2000 Plan, 147,332 shares of common stock under the 2003 Plan, 270,000 shares of common stock under the 2005 Plan, and 318,285 under the 2009 Plan.

(5)	Comprised of 180,000 shares under the 2000 Option Plan and 40,000 shares under the 2003 Stock Option Plan.

(6)	Includes 120,000 and 180,000 shares of common stock under the 2009 and 2010 Plans, respectively.

(7)	Includes 60,000 shares of common stock under the 2005 Plan.

(8)	Includes 30,000 shares of common stock under the 2010 Plan.

(9)	Includes 30,000 shares of common stock under the 2010 Plan.

(10)	Includes 30,000 shares of common stock under the 2010 Plan.

(11)	Includes 30,000 shares of common stock under the 2010 Plan.

(12)	Includes 30,000 shares of common stock under the 2010 Plan.

(13)	Includes 30,000 shares of common stock under the 2009 Plan.

Plan of Distribution

The selling shareholder may, from time to time, sell any or all of his or her shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling shareholders.

Legal Matters

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

Experts

The consolidated financial statements of Ophthalmic Imaging Systems (“the Company”) appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have been audited by Perry-Smith LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information About Us

We have filed with the Commission registration statements on Forms S-8, including exhibits and schedules, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares that may be sold pursuant to the prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We are subject to the information and reporting requirements of the Exchange Act and file annual, quarterly, and current reports, proxy statements, and other information with the Commission. You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Commission’s Internet site at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with Section 317 of the California Corporations Code. Our bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Incorporation of Certain Documents by Reference

The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this prospectus as of their respective dates:

●	our annual report on Form 10-K (File No. 001-11140) for the fiscal year ended December 31, 2010 filed with the Commission on April 15, 2011;

●	our current reports on Form 8-K (File No. 001-11140) filed with the Commission on February 16, 2011, March 9, 2011, March 23, 2011 and April 15, 2011; and

●
the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on May 13, 1992, including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.         Description of Securities.

Not Applicable.

Item 5.         Interests of Named Experts and Counsel.

Not Applicable.

Item 6.         Indemnification of Directors and Officers.

Section 317 of the California Corporations Code (“Section 317”) states that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.  In addition, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

With regard to a provision authorizing the indemnification of directors or agents in excess of that expressly permitted by Section 317, Section 204 of the California Corporations Code (“Section 204”) stipulates that (A) such a provision may not eliminate or limit the liability of directors or agents, among other things, (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director or agent believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or agent, (iii) for any transaction from which a director or agent derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s or agent’s duty to the corporation or its shareholders in circumstances in which the director or agent was aware, or should have been aware, in the ordinary course of performing a director’s or agent’s duties, of a risk of serious injury to the corporation or its shareholders, or (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or agent’s duty to the corporation or its shareholders, (B) no such provision shall eliminate or limit the liability of a director or agent for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or agent or that his or her actions, if negligent or improper, have been ratified by the directors.

For purposes of Section 317, “agent” means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses” includes without limitation attorneys’ fees and any expenses of establishing a right to indemnification.

The Company’s Articles of Incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under California Law.  In addition, it provides that the Company is authorized to provide indemnification to agents (as defined in Section 317) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204.   The Bylaws of the Company provide that the Company may indemnify any director, officer, agent or employee as to those liabilities and those terms and conditions as are specified in Section 317, and that the Company shall have the right to purchase and maintain insurance on behalf of any such person whether or not the Company would have the power to indemnify such person against the liability insured against.

Item 7.         Exemption from Registration Claimed.

Not Applicable.

Item 8.                  Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of Ophthalmic Imaging Systems (1)

4.2	Amendment to Articles of Incorporation (Certificate of Determination of Preferences of Series A Junior Participating Preferred Stock of Ophthalmic Imaging Systems) (2)

4.3	Amendment to Articles of Incorporation (Certificate of Determination of Preferences of Series B Preferred Stock of Ophthalmic Imaging Systems) (3)

4.4	Certificate of Amendment to Articles of Incorporation of Ophthalmic Imaging Systems (4)

4.5	Amended and Restated Bylaws of Ophthalmic Imaging Systems (4)

4.4	Amended and Restated Bylaws. (4)

99.1	2000 Stock Option Plan. (5)

99.2	2003 Stock Option Plan. (6)

99.3	2005 Stock Option Plan. (7)

99.4	2009 Stock Option Plan. (8)

99.5	2010 Stock Option Plan. (9)

5.1	Opinion and consent of Troutman Sanders LLP. #

23.1	Consent of Perry-Smith & Company LLP.*

23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5.1).#

24.1	Power of Attorney (contained in the signature page to this registration statement).*

____________________
*	Filed herewith

#	Previously filed

(1)	Incorporated by reference to Ophthalmic Imaging Systems’ Registration Statement on Form S-18, number 33-46864-LA.

(2)	Incorporated by reference to Exhibit A of Exhibit 1 of Ophthalmic Imaging Systems’ Form 8-K, filed on January 2, 1998.

(3)	Incorporated by reference to Exhibit 3.1 of Ophthalmic Imaging Systems’ Form 8-K, filed on November 24, 1999.

(4)	Incorporated by reference to Ophthalmic Imaging Systems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 29, 2010

(5)	Incorporated by reference to Exhibit 99 of Ophthalmic Imaging Systems’ Registration Statement on Form S-8, filed on March 1, 2002, file number 333-83636.

(6)	Incorporated by reference to Exhibit 99.1 of Ophthalmic Imaging Systems’ Systems’ Registration Statement on Form S-8, filed on May 5, 2005, file number 333-134368.

(7)	Incorporated by reference to Exhibit 99.2 of Ophthalmic Imaging Systems’ Systems’ Registration Statement on Form S-8, filed on May 5, 2005, file number 333-134368.

(8)	Incorporated by reference to Exhibit 99.1 of Ophthalmic Imaging Systems’ Registration Statement on Form S-8, filed on May 2, 2010, file number 333-165872.

(9)	Incorporated by reference to Exhibit 99.1 of Ophthalmic Imaging Systems’ Registration Statement on Form S-8, filed on November 2, 2011, file number 333-170257.

Item 9.                      Undertakings.

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sacramento, state of California, on May 13, 2011.

OPHTHALMIC IMAGING SYSTEMS

By:	/s/ Ariel Shenhar
Name:	Ariel Shenhar
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ariel Shenhar his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gill Allon	Chief Executive Officer and Director	May 13, 2011
Gil Allon	(Principal Executive Officer)

/s/ Ariel Shenhar	Chief Financial Officer and Secretary	May 13, 2011
Ariel Shenhar	(Principal Financial and Accounting Officer)

/s/ John Brown	Director, Chairman	May 13, 2011
John Brown

/s/ Uri Ram	Director	May 13, 2011
Uri Ram

/s/ Uri Geiger	Director	May 13, 2011
Uri Geiger

/s/ Menachem Inbar	Director	May 13, 2011
Menachem Inbar

/s/ Barak Azmon	Director	May 13, 2011
Barak Azmon

Director
Jonathan Philips
	Director	May 13, 2011
/s/ Merle Symes
Merle Symes
	Director	May 13, 2011
/s/ Yigal Berman
Yigal Berman